Shelley Broader
October 26, 2015
Page -1-

Exhibit 10.1

October 26, 2015

Shelley Broader
XXXXXXXXXX
XXXXX, XX XXX-XXX
Re:    Offer Letter
Dear Shelley:
I am pleased to offer you employment as Chief Executive Officer and President of Chico’s FAS, Inc. (“Chico’s”). This letter sets forth the terms and conditions of your employment with Chico’s commencing December 1, 2015. Your signature where indicated signifies your acceptance of the following:

1)
Position. Your position will be as Chief Executive Officer and President (collectively, “CEO”) of Chico’s FAS, Inc. You will be expected to devote your full working time to the successful conduct of the business of Chico’s. In your capacity as CEO, you will report directly to Chico’s FAS, Inc.’s Board of Directors and will be the highest reporting officer in Chico’s. Your authority and duties will be commensurate with those customarily exercised by the chief executive officer of a company. Your specific duties will be determined by Chico’s FAS, Inc.’s Board of Directors.

You may continue to serve on Raymond James Financial, Inc.’s Board of Directors. Additionally, subject to the approval of Chico’s FAS, Inc.’s Board, you may serve on one or more outside boards of directors or trustees for private companies or charitable organizations.

2)	Compensation.

a)
Base Salary. For all services rendered by you to Chico’s during the period of your employment, you shall receive base salary at a rate of $1,100,000 per year (“Base Salary”), payable in accordance with Chico’s then existing payroll practices, less such deductions as are authorized or required by law. Your Base Salary shall be subject to periodic review on the same cycle as occurs with other Chico’s senior executives with any future increases to be made at the discretion of the Compensation and Benefits Committee of Chico’s FAS, Inc.’s Board of Directors.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Shelley Broader
October 26, 2015
Page -2-

b)
Incentive Cash Bonus. Your Cash Bonus at Target is 150% of Base Salary. Actual bonus may range from 0 - 175% of Target, contingent upon the achievement of certain performance goals consistent with the goals for other Chico's executives as established each year by the Compensation and Benefits Committee of Chico’s FAS, Inc.’s Board of Directors. Company performance below established levels will result in no bonus payout. Achievement of results at Threshold is 25% of Target (37.5% of Base Salary). Achievement of results beyond Target may pay up to 175% of Target. Payouts normally occur at or around the time of Chico’s earnings release in early March. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time. For fiscal year 2015, you are guaranteed a minimum incentive bonus of $275,000. For fiscal year 2016, you are guaranteed a minimum bonus of $1,375,000 with a maximum bonus opportunity of 175% of Target depending upon Chico’s overall financial results. These guaranteed bonuses may not be modified without your consent.

3)
Equity Award. Following your commencement of employment with Chico’s, you will receive an equity award designed to deliver approximately $6.5 million in value on the grant date. The grant date will be March 1, 2016 and the grant price will be the closing price of Chico’s FAS, Inc.’s stock on the grant date. The actual number of shares awarded will depend on the share price on the grant date. Approximately 50% of the equity award will be in the form of restricted stock (“RSAs”). The restricted stock will vest over a 3-year period with one-third of the restricted stock grant vesting on each anniversary of the grant date. The balance of the equity award will be in the form of performance share units (“PSUs”). The PSUs will also vest over a three-year period, contingent upon the achievement of corporate financial objectives. You will have the opportunity to earn between 0% - 150% of the target PSUs awarded with the actual number of PSUs earned based on fiscal year 2016 RONA performance. If threshold RONA is not achieved, no PSUs will be earned. If earned, the PSUs will vest over a 3-year period with one-third of the earned PSUs vesting on each anniversary of the grant date. All PSUs and RSAs are governed by and subject to the terms and conditions of Chico’s FAS, Inc.’s 2012 Omnibus Stock and Incentive Plan, as amended (“Stock Plan”). You will be eligible for future equity awards at the discretion of the Compensation and Benefits Committee of the Chico’s FAS, Inc. Board of Directors.

4)
Sign-On Cash Bonus. You will receive a $1,030,000 million bonus, less applicable taxes, payable to you in a single, lump sum payment, but only if you establish residency for you and your family within the United States, and relocate your and your family’s residency to the Fort Myers, Florida area. Payment is due 30 days after both have occurred. You will be required to repay 100% of the cash sign-on bonus if you resign employment with Chico’s without “Good Reason” (as defined in Chico’s FAS, Inc. Executive Severance Plan, Effective March 1, 2008, as amended (“Severance Plan”)) prior to the first anniversary of the date of your initial employment with Chico’s. If you resign employment with Chico’s without Good Reason after the first anniversary of the date of your initial employment with Chico’s, but

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Shelley Broader
October 26, 2015
Page -3-

prior to the second anniversary of the date of your initial employment with Chico’s, you will be required to repay 50% of the cash sign-on bonus.

5)
Sign-On Grant of Restricted Stock. You will also receive a sign-on equity award in the form of restricted stock designed to deliver approximately $3 million in value on the grant date. The grant date will be the first business day of the month after your employment commencement date and the grant price will be the closing price of Chico’s FAS, Inc. stock on the grant date. The restricted stock will vest over a 3-year period, with 25% of the restricted stock grant vesting on the first anniversary of the grant date, 25% of the restricted stock grant vesting on the second anniversary of the grant date, and the remaining 50% of the restricted stock grant vesting on the third anniversary of the grant date. The actual number of shares awarded will depend on the share price on the grant date. Should you resign employment for “Good Reason” (as defined in the Severance Plan), or be terminated without “Cause” (as defined by the Restricted Stock Agreement for the Stock Plan), any unvested restricted stock provided in this Paragraph shall become 100% vested. Except as otherwise provided in this Paragraph, all restricted stock awards are governed by and subject to the terms and conditions of the Stock Plan.

6)
Benefits. You will be entitled to participate in the various employee benefit plans and policies (including paid time off and holidays, 401k, stock purchase, health, life, and disability) which Chico’s may establish and modify from time to time for the benefit of other Chico’s executive employees, if and when you satisfy the eligibility requirements for such employee benefit plans and policies. Chico’s retains the right to amend, modify or terminate any employee benefits plans and policies in its sole discretion.

7)	Relocation Related Expenses. You will be relocating from Canada to the Fort Myers, Florida area by July 31, 2016. In connection with that relocation, Chico’s will reimburse you as follows:

a)
Relocation Expenses. Chico’s will reimburse you for relocation costs you incur with respect to your move from Canada to Florida, based on Chico’s Tier 1 relocation policy and subject to repayment as described in such policy. In light of the fact that you will be residing in Florida while your spouse and children temporarily remain in Canada so that your children may complete the school year already in progress, benefits outlined in the Tier 1 relocation policy will be modified so that: (i) Temporary Living will be extended through July 31, 2016; (ii) you will be provided up to 8 trips between Florida and Canada; and (iii) we will cover expenses both for your move and for your spouse and children’s move, if separate.

b)
Tax Preparation Services Reimbursement. You will be reimbursed for the cost of preparation of your 2015 and 2016 Canadian and United States tax returns by your tax accountant, which tax accountant will be approved by Chico’s.

c)	Mitigation of Taxes/Currency Exchange. Chico’s will reimburse you, grossed up for any US taxes: (i) for amounts you are required to pay in Canada as income tax

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Shelley Broader
October 26, 2015
Page -4-

associated with the deemed distribution of assets at the time your and your family’s residency in Canada is terminated; and (ii) in conjunction with the sale of your personal residence in Canada: (A) for income tax liability, if any, in the United States (and any state) because you are required to recognize discharge of indebtedness income as a result of the exchange rate between the US Dollar and the Canadian Dollar at the time of such sale, and (B) the loss to you, in US Dollars, on the value of your down-payment because the Canadian Dollar has decreased in value compared to the US Dollar between the date you purchased the home and the date you sell it. The reimbursement payment under this Paragraph will be net of any foreign tax credit utilized by you in the United States based upon the sourcing of income as between United States and Canada and will not exceed US$750,000.

8)
Severance. You will be a participant in, and eligible for benefits under, the Severance Plan. For purposes of this offer letter, the definition of “Good Reason” in Section 3.02(e) of the Severance Plan shall be deemed amended by adding the following at the conclusion of the Section: “or (4) the Company’s fraudulent, criminal or other serious misconduct which would have a material adverse effect on the Company and which occurred prior to your becoming Chief Executive Officer and President of the Company.” Furthermore, a “Change in Control” as defined in the Stock Plan shall constitute “Good Reason” under Section 3.02(e)(1) of the Severance Plan. Any modification of the Severance Plan will not result in a lesser severance benefit to you, whether paid inside or outside of the Severance Plan. Your rights under the Stock Plan, including but not limited to your rights under Paragraph 5 hereof, will survive any separation and release agreement entered into pursuant to Exhibit A of the Severance Plan.

9)
409A Compliance. Notwithstanding any provisions of this letter to the contrary and, to the extent applicable, this letter shall be interpreted, construed, and administered (including with respect to any amendment, modification, or termination of the letter), in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder. In addition, for purposes of this letter, each amount to be paid or benefit to be provided to you pursuant to the letter, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything in this letter to the contrary, in the event that you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, any payment due and payable to you hereunder as a result of your severance from service with Chico’s shall not be made before the date which is six (6) months after such severance from service.

Chico’s is an at-will employer. That means that either you or Chico’s are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with Chico’s.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Shelley Broader
October 26, 2015
Page -5-

This letter contains the terms and conditions of our offer of employment to you and supersedes and cancels any prior or contemporaneous written or verbal agreements. This offer is valid until October 27, 2015, 5 p.m., Eastern Time. I look forward to receiving your confirmation as soon as possible. Should you accept this offer we would expect your start date to be on or before December 1, 2015.
Please indicate your acceptance of the above by signing below and returning to my attention.
Sincerely,
/s/ David F. Walker

David F. Walker
Chairman, Board of Directors
Chico’s FAS, Inc.

Accepted By:    /s/ Shelley Broader
         Shelley Broader

Date:         10/27/2015

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200